Exhibit 99.1

Levi	1155 Battery Street, San Francisco, CA 94111
Strauss
& Co.
News

Investor Contact:	Roger Fleischmann
Levi Strauss & Co.
(800) 438-0349

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2008 FINANCIAL RESULTS
•	Reported Net Revenues Decrease 8%

•	Net Income of $1 million

•	Challenging Economy and ERP Transition Impact Results
SAN FRANCISCO (July 8, 2008) — Levi Strauss & Co. (LS&CO.) today announced financial results for the second quarter ended May 25, 2008 and filed its second quarter 2008 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

			% Increase
	Three Months Ended		(Decrease)
($ millions)	May 25, 2008	May 27, 2007	As Reported
Net revenues	$936	$1,016	(8)%
Net income	$1	$46	(98)%

Lower net revenues reflected reduced sales in the Americas’ region, partly offset by reported net revenue increases in Europe and Asia Pacific. Net revenues in Europe and Asia Pacific were down slightly on a constant currency basis. The revenue decline in the Americas is largely attributable to the impact of the difficult U.S. economic environment, shipping issues related to the transition of the U.S. business to a new enterprise resource planning system (ERP), lower performance in the U.S. Dockers® business and early shipments executed in the first quarter in anticipation of the second-quarter U.S. ERP implementation.
The company recorded $1 million in net income in the second quarter compared to $46 million in net income for the same period in 2007, primarily reflecting lower net sales, and higher costs related to ERP stabilization efforts and retail expansion. Lower operating income was partially offset by reduced interest expense and other financing costs in the period.
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LS&CO. Q2 2008 Results/Add One
July 8, 2008
“We expected the second quarter to be tough, and it was,” said John Anderson, president and chief executive officer. “The retail environment in the United States remained challenging. In addition, our transition to a new enterprise resource planning system in the United States negatively affected our results. Increasingly difficult economic conditions in many markets worldwide are impacting consumer spending, but our brands remain strong. We are pleased with the continued strong growth of our emerging markets and our retail network around the world.
“Given the slowing macroeconomic indicators we are seeing globally and our continued investment to stabilize our ERP system, we expect the rest of the year to be challenging. Nonetheless, we are taking decisive actions to position the company well for when market conditions improve,” added Mr. Anderson.
Second Quarter 2008 Highlights
▪	Gross profit in the second quarter decreased to $437 million compared with $463 million for the same period in 2007. Gross margin increased to 46.7 percent of revenues for the quarter compared with 45.6 percent of revenues in the second quarter of 2007. Gross margin benefited from a higher-margin product mix, lower sourcing costs and increased company-operated store sales.

▪	Selling, general and administrative expenses for the second quarter increased to $385 million from $345 million in the same period of 2007. Approximately half of the increase reflects the effect of currency; the remainder of the increase reflects the substantial costs related to the ERP stabilization efforts in the United States and the company’s global retail expansion compared to the prior year.

▪	Operating income for the second quarter was $52 million compared with $118 million for the same period of 2007, reflecting lower net revenues, and higher selling, general and administrative expenses.

▪	Interest expense for the second quarter decreased to $41 million compared to $56 million in the second quarter of 2007. The decrease was primarily attributable to lower average interest rates and lower debt levels during the quarter due to the company’s debt refinancing actions last year.
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LS&CO. Q2 2008 Results/Add Two
July 8, 2008
“This was clearly a difficult quarter,” said Hans Ploos van Amstel, chief financial officer. “Despite the operational challenges, we continued to reduce our debt and paid a dividend to our stockholders. Our balance sheet gives us the flexibility to weather the economic cycle and invest in our brands to build our business for the long term.”
Regional Overview
Net Revenues for the quarter were as follows:

			% Increase (Decrease)
($ millions)	May 25, 2008	May 27, 2007	As Reported	Constant Currency
Americas	$477	$591	(19)%	(20)%
Europe	$268	$244	10%	(4)%
Asia Pacific	$191	$181	6%	(1)%

▪	Net revenues in the Americas’ region decreased 19 percent compared with the same period of 2007. The region’s results primarily reflect the challenges related to the implementation of the ERP system in the United States and the impact of the weak U.S. economy. Sales in the U.S. Dockers® brand decreased substantially during the period and the U.S. Levi’s® and Signature by Levi Strauss & Co.™ brands reported smaller sales decreases. Results in the region also were adversely impacted by the Chapter 11 filing of a U.S. customer.

▪	Net revenues in Europe increased 10 percent on a reported basis and decreased 4 percent excluding the positive impact of currency for the quarter. The decline in constant currency reflected weaker wholesale performance in certain markets, partly offset by sales growth in the company-operated retail network.

▪	Net revenues in Asia Pacific increased 6 percent on a reported basis, and decreased 1 percent excluding the positive currency impact. Revenues in the company’s emerging markets in Asia Pacific continued to grow, offset by declines in certain of the company’s mature markets in the region, particularly the continued weak performance in Japan.
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LS&CO. Q2 2008 Results/Add Three
July 8, 2008
Balance Sheet and Cash Flow
After paying the previously announced $50 million cash dividend to common stockholders and reducing long-term debt by $54 million, the company ended the second quarter with cash and cash equivalents of $124 million, a decrease of $32 million from November 25, 2007. Cash provided by operating activities was $121 million for the first half of 2008, compared with $126 million for the same period in 2007, primarily reflecting lower net income offset by lower payments for interest. Total debt was $1.94 billion at the end of the second quarter.
Investor Conference Call
The company’s second-quarter 2008 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 8, 2008, at 1 p.m. PDT/4 p.m. EDT. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through July 15 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 53415870.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2007 and in our intervening quarterly reports on Form 10Q, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections as well as in our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 25,	November 25,
	2008	2007
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$123,816	$155,914
Restricted cash	3,282	1,871
Trade receivables, net of allowance for doubtful accounts of $20,085 and $14,805	495,252	607,035
Inventories:
Raw materials	17,475	17,784
Work-in-process	16,313	14,815
Finished goods	542,634	483,265

Total inventories	576,422	515,864
Deferred tax assets, net	142,570	133,180
Other current assets	111,374	75,647

Total current assets	1,452,716	1,489,511
Property, plant and equipment, net of accumulated depreciation of $634,138 and $605,859	445,643	447,340
Goodwill	206,039	206,486
Other intangible assets, net	42,774	42,775
Non-current deferred tax assets, net	558,677	511,128
Other assets	159,885	153,426

Total assets	$2,865,734	$2,850,666

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$15,932	$10,339
Current maturities of long-term debt	70,875	70,875
Current maturities of capital leases	1,924	2,701
Accounts payable	246,965	243,630
Restructuring liabilities	6,146	8,783
Other accrued liabilities	249,446	248,159
Accrued salaries, wages and employee benefits	181,914	218,325
Accrued interest payable	28,306	30,023
Accrued income taxes	32,443	9,420

Total current liabilities	833,951	842,255
Long-term debt	1,854,942	1,879,192
Long-term capital leases	8,779	5,476
Postretirement medical benefits	147,426	157,447
Pension liability	150,228	147,417
Long-term employee related benefits	104,166	113,710
Long-term income tax liabilities	56,324	35,122
Other long-term liabilities	76,344	48,123
Minority interest	15,582	15,833

Total liabilities	3,247,742	3,244,575

Commitments and contingencies (Note 6)
Temporary equity	5,074	4,120

Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	44,558	92,650
Accumulated deficit	(406,509)	(499,093)
Accumulated other comprehensive income (loss)	(25,504)	8,041

Total stockholders’ deficit	(387,082)	(398,029)

Total liabilities, temporary equity and stockholders’ deficit	$2,865,734	$2,850,666

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	May 25,	May 27,	May 25,	May 27,
	2008	2007	2008	2007
	(Dollars in thousands)
	(Unaudited)
Net sales	$915,090	$997,323	$1,976,010	$2,013,622
Licensing revenue	21,247	19,037	43,195	40,143

Net revenues	936,337	1,016,360	2,019,205	2,053,765
Cost of goods sold	498,938	553,233	1,036,607	1,093,023

Gross profit	437,399	463,127	982,598	960,742
Selling, general and administrative expenses	385,484	344,792	741,915	640,354
Restructuring charges, net	156	66	2,378	12,881

Operating income	51,759	118,269	238,305	307,507
Interest expense	41,070	55,777	81,750	113,502
Loss on early extinguishment of debt	1,488	14,299	1,518	14,329
Other (income) expense, net	8,108	(4,306)	4,199	(17,894)

Income before income taxes	1,093	52,499	150,838	197,570
Income tax expense	392	6,784	53,030	65,220

Net income	$701	$45,715	$97,808	$132,350

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 25,	May 27,
	2008	2007
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$97,808	$132,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,187	33,614
Asset impairments	316	7,318
Loss on disposal of property, plant and equipment	282	238
Unrealized foreign exchange losses (gains)	2,751	(7,150)
Realized loss on foreign currency contracts not designated for hedge accounting	8,196	3,036
Employee benefit plans’ amortization from accumulated other comprehensive income (loss)	(17,981)	—
Employee benefit plans’ curtailment gain, net	(3,825)	(25,321)
Write-off of unamortized costs associated with early extinguishment of debt	329	6,570
Amortization of deferred debt issuance costs	1,939	2,816
Stock-based compensation	2,815	1,928
Allowance for doubtful accounts	6,731	(387)
Change in operating assets and liabilities:
Trade receivables	112,440	96,719
Inventories	(63,649)	809
Other current assets	(26,334)	12,735
Other non-current assets	(10,440)	(7,144)
Accounts payable and other accrued liabilities	7,657	(67,022)
Income tax liabilities	24,540	42,764
Restructuring liabilities	(3,181)	(2,046)
Accrued salaries, wages and employee benefits	(44,111)	(85,617)
Long-term employee related benefits	(13,248)	(18,538)
Other long-term liabilities	1,069	(1,838)
Other, net	(33)	582

Net cash provided by operating activities	121,258	126,416

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(41,009)	(30,200)
Proceeds from sale of property, plant and equipment	1,272	500
Foreign currency contracts not designated for hedge accounting	(8,196)	(3,036)
Acquisition of retail stores	—	(2,502)

Net cash used for investing activities	(47,933)	(35,238)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	322,563
Repayments of long-term debt and capital leases	(55,434)	(380,845)
Short-term borrowings, net	3,519	(1,832)
Debt issuance costs	(395)	(1,219)
Restricted cash	(1,269)	(8)
Dividends to minority interest shareholders of Levi Strauss Japan K.K.	(1,114)	(3,141)
Dividends to stockholders	(49,953)	—

Net cash used for financing activities	(104,646)	(64,482)

Effect of exchange rate changes on cash	(777)	1,005

Net (decrease) increase in cash and cash equivalents	(32,098)	27,701
Beginning cash and cash equivalents	155,914	279,501

Ending cash and cash equivalents	$123,816	$307,202

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$80,642	$108,227
Income taxes	37,095	19,352
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.